Table of Contents

Exhibit 8.1

EXHIBIT 8.1 SUBSIDIARIES OF BRASIL TELECOM PARTICIPAÇÕES S.A.

Subsidiaries of Brasil Telecom Participações S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Nova Tarrafa Inc.	Cayman
Nova Tarrafa Participações Ltda.	Brazil
Brasil Telecom S.A.	Brazil
Internet Group (Cayman) Limited	Cayman
BrT Serviços de Internet S.A.	Brazil
14 Brasil Telecom Celular S.A.	Brazil
Vant Telecomunicações S.A.	Brazil
MTH Ventures do Brasil Ltda.	Brazil
Brasil Telecom Cabos Submarinos (Holding) Ltda.	Brazil
Brasil Telecom Cabos Submarinos Ltda.	Brazil
Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.	Bermuda
Brasil Telecom of America Inc.	United States
Brasil Telecom de Venezuela S.A.	Venezuela
iBest Holding Corporation	Cayman
Opinia (Cayman) Limited	Grand Cayman
Opinia S.A.	Brazil
Lokau México de S.A. de C.V.	Mexico
iBest Espanha Award España S.L.	Spain
iBest México Award Mexico S.A. de C.V.	Mexico
Freelance S.A.	Brazil
Internet Group do Brasil Ltda.	Brazil
Brasil Telecom Comunicação Multimidia Ltda.	Brazil
Santa Bárbara do Pantanal S.A.	Brazil
Santa Bárbara dos Pinhais S.A.	Brazil
Santa Bárbara do Cerrado S.A.	Brazil
Santa Bárbara dos Pampas S.A.	Brazil